(Exhibit 23.1)

                        INDEPENDENT ACCOUNTANTS' CONSENT


We consent to the incorporation by reference in the Registration Statement of Source Scientific, Inc. and Subsidiaries (formerly Alton Group, Inc.) on Form S-8 of our report, which includes an explanatory paragraph with respect to the uncertainty as to the Company's ability to continue as a going concern, dated December 14, 1995, on our audits of the consolidated financial statements as of June 30, 1995 and 1994, and for the years then ended, which report is included in this Annual Report on Form 10-KSB.



COOPERS & LYBRAND L.L.P.



Newport Beach, California
December 14, 1995